Exhibit 10.86

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT DATED OCTOBER 29, 2002

BETWEEN CORTEX PHARMACEUTICALS AND ROGER G. STOLL, Ph.D.

This amendment, effective as of November 10, 2004, hereby amends Section 9(a) of the Employment Agreement entered into by Cortex Pharmaceuticals (the “Company”) and Roger G. Stoll, Ph.D. (the “Executive”) dated October 29, 2002, as amended April 8, 2003.

Section 9(a) is hereby amended to read in full as follows:

9.	Termination Without Cause or for Good Reason.

(a) The Company may terminate the employment of the Executive under this Agreement without Cause at any time upon at least thirty (30) days’ prior written notice to the Executive. The Executive may terminate his employment under this Agreement for Good Reason upon at least thirty (30) days’ prior written notice to the Company. In the event of either a termination by the Company of the Executive’s employment without Cause or the Executive’s termination of his employment for Good Reason the Company shall pay to the Executive in accordance with its normal payroll practices termination pay equal to twelve months of the Executive’s then current salary. Termination of employment under this Section 9 shall not terminate the Executive’s obligations under Sections 6 and 7.

IN WITNESS HEREOF, the parties hereto have executed this Second Amendment to Employment Agreement to be effective as of the day and year first above written.

CORTEX PHARMACEUTICALS, INC.

/s/ M. Ross Johnson
M. Ross Johnson, Ph.D.
Chairman, Compensation Committee

EXECUTIVE

/s/ Roger G. Stoll
Roger G. Stoll, Ph.D